Exhibit 19.1
DBV Technologies S.A. Securities Trading Policy

January 1, 2024

Warning: This Policy does not, under any circumstances, exempt readers from carefully reading the applicable legal and regulatory provisions. In any event, readers are solely responsible for their actions with respect to the obligations described in the Code.

SUMMARY
Subject to the exceptions set forth in this Securities Trading Policy (this “Policy”), no person may trade in any securities of DBV TECHNOLOGIES S.A. (the “Company”) if (a) such person possesses material non-public information regarding the Company or (b) during those periods set forth in the annual schedule of blackout periods (each, a “blackout period”).
Should you have any questions regarding permitted transactions in the Company’s securities in accordance with this Policy, you should consult with the Company’s Legal Department.

INTRODUCTION
The ordinary shares of the company, DBV Technologies S.A. (“DBV Technologies” or the “Company”), are admitted to trading on Euronext Paris, and American Depositary Shares (“ADSs”), each representing one half of one ordinary share, are listed on NASDAQ. DBV Technologies free shares or shares issued upon exercise of stock options or warrants are admitted to trading on Euronext Paris and not on NASDAQ.
Transactions involving DBV Technologies securities (including, but not limited to, purchases and sales) are regulated, (i) with respect to any trades of ordinary shares on Euronext Paris, by Regulation No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “EU Regulation”) and its implementing regulations, and, (ii) with respect to any trades of ADSs on NASDAQ (or any other U.S. national securities exchange on which the Company’s securities may be traded (a “US Exchange”)), by applicable US securities laws and regulations regulating insider trading activities.
This Securities Trading Policy (the “Policy”) has been prepared on the basis of the EU Regulation and its implementing regulations referred to in the previous paragraph and in compliance with AMF (French Financial Markets Regulator) Position-Recommendation No. 2016-08 of October 26, 2016 (Guide to Permanent Information and the Management of Inside Information) and applicable U.S. securities laws, including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). This Policy also reflects best practices for public companies.
Persons with material non-public information regarding the Company and its subsidiaries (collectively, the “Group”) or any other company with publicly traded securities must refrain from disseminating such material non-public information, from effecting transactions in Company securities or the securities of any other implicated public company until such time as the information is made public, and from tipping others to trade in Company’s securities or such other company’s securities, under penalty of administrative or criminal sanctions.
Please also remember that your actions may result in civil and/or criminal liabilities for you and the Company and can have consequences relating to the Company’s image among its partners and the public.
In view of the importance of this matter and of the sanctions incurred, and in order to ensure complete information, the Company has decided to implement this Policy for all representatives and employees of the Group (“insiders”). For purposes of this Policy, “representatives” means all members of the board of directors of the Company or other companies in the Group and all individuals having the power to represent the Company or other companies in the Group vis-à-vis third parties, including executive officers of the Company or other companies in the Group. These individuals are insiders by virtue of their possession of inside information, as well as:
•their being a member of the administrative, management or supervisory bodies of the Group, or otherwise an employee of the Group;
•their holding a significant amount of the equity capital of the Group; and
•their having access to the information through employment, profession or duties.
•to all insiders of the Group included on the “permanent insider,” “financial insider” and “occasional insider” lists (see point 1.2); and
•to all other insiders of the Group, even if not mentioned on the above lists, when in possession of inside information.
Any restriction on a particular insider also applies to:
•anyone residing in an insider’s household and any other person whose transactions are directed by or subject to the insider’s influence or control (collectively referred to as “Controlled Persons”), unless the purchase or sale decision is made by a third party not controlled by, influenced by or related to the insider or such person; and
•any entity that an insider influences or controls, including any corporation, partnership or trust (collectively referred to as “Controlled Entities”), unless such entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund) and confirms to the reasonable satisfaction of the legal department (the “Legal Department”) that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.
An insider should treat all such transactions by Controlled Persons and Controlled Entities for the purposes of this Policy as if they were for the insider’s own account. Additionally, where an insider is an entity or other legal person, the obligations in this Policy will apply to the natural persons who participate in the decision to carry out the transaction (acquisition, disposal, cancellation or amendment of an order) for the account of the legal person concerned.

Exhibit 19.1
1.REFERENCE TO APPLICABLE RULES
1.1Definition of Inside Information and Material Nonpublic Information
KEY POINT:
Under EU Regulations, inside information is information of a precise nature, which has not been made public, relating directly or indirectly to DBV Technologies or DBV Technologies financial instruments, and which, if it were made public, would be likely to have a significant effect (whether positive or negative) on the prices of DBV Technologies financial instruments or on the price of related derivative financial instruments. Under U.S. law, “material non-public information” is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Given the overlap of the EU and US concepts in practice, for ease of reference, we refer in this Policy only to “inside information,” which is intended to cover both inside information under the EU Regulations and material nonpublic information under applicable US law.
Information shall be deemed to be of a precise nature if it indicates a set of circumstances which exists or which may reasonably be expected to come into existence, or an event which has occurred or which may reasonably be expected to occur, where it is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the price. Information which, if it were made public, would be likely to have a significant effect on the price, as a reasonable investor would be likely to use as part of the basis of his/her investment decisions.
Under both EU Regulations and US law, information pertaining to the Group is no longer inside information or material nonpublic information once it has been made public. Information is considered to be made public when:
•it is widely disseminated outside of the Group and not merely to all employees (i.e., through a financial news service, general news service or in a filing made both with the SEC under the Securities Exchange Act of 1934, as amended, and the AMF);
•the announcement is official and not merely a rumor or speculative; and
•at least two full trading days have passed since the public disclosure to allow the securities markets an opportunity to digest the news.
For purposes of this Policy, a “trading day” shall mean a day on which both the Euronext Paris and any US Exchange on which the Company’s securities are listed are open for regular trading, and shall begin at the time that regular trading begins on Euronext Paris and end at the time that regular trading ends on such US Exchange. Although publication of certain information regarding the Group on the Company’s corporate website is required under EU Regulations, such publication alone is not legally sufficient for making information public, and the information must be widely disseminated as set forth above for it to qualify as “public” under this Policy.
Inside information includes, but is not limited to:
•nonpublic annual and interim financial information of the Group (including changes in previously-released guidance or confirmation of such guidance at a later date); and
•nonpublic information relating to a significant operation for the Group, including:
–external growth,
–a merger,
–extraordinary changes in control or in management,
–signing or negotiation of important contracts,
–significant clinical results,
–“exceptional” research works,
–significant progress made on a research program,
–launch of a significant new product,
–major delays in manufacturing of material products,
–material changes to previously-filed financial statements,
–material cybersecurity risks and incidents,
–significant financings and other events regarding the Company’s securities, or
–significant pending or threatened litigation or governmental investigations.
While inside information generally directly concerns the operations of the Group, it may also indirectly concern market phenomena as yet unknown to the public.
If you have any doubt as to whether information you know is inside information, we strongly recommend you consult the Legal Department (see point 3.2).

Exhibit 19.1
1.2Insider Lists
Pursuant to French law, the Company will maintain a list of persons with access to inside information and working for it under a contract of employment or otherwise and having access to inside information relating, directly or indirectly, to the Group. The persons entered on an insider list are informed of their insider status. They must acknowledge this fact, specifying that they are aware of their obligations and the sanctions applicable to insider trading and the unlawful disclosure of inside information. The insider lists are sent to the AMF at its request.
DBV Technologies draws up the following insider lists:
•“permanent insiders”: insiders who, due to the nature of their function or position, have access at all times to all inside information within the Group. They consists of all members of the board of directors, executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and members of the executive committee of the Group, as well as other employees of the Group as designated by the Company from time to time. Permanent insiders are subject to, among other restrictions:
–scheduled blackout periods (see point 2.2.1);
–if employees of the Group, free share blackout periods (see point 2.2.3);
–pre-clearance restrictions (see point 2.3); and
–if designated by the Company on a case-by-case basis, designated blackout periods (see point 2.2.2).
Additionally, among the permanent insiders, (a) “reporting insiders,” or “PDMR” consisting of all members of the board of directors, the Chief Executive Officer, the Deputy Chief Executive Officer, the Chief Financial Officer, the Chief Medical Officer and the Chief Commercial Officer, and persons closely linked to them(1), and (b) designated “Section 16 officers” designated by the board of directors, specifically are subject to the post- transaction reporting requirements required by French regulation and the rules and regulations of the SEC, respectively (see point 2.4).
•“financial insiders”: insiders of the Group who, due to the nature of their function or position, have access on a regular quarterly basis to inside information of the Group. They consist of certain employees in legal, finance, accounting and other positions as designated by the Company. Financial insiders are subject to, among other restrictions:
–scheduled blackout periods (see point 2.2.1);
–if employees of the Group, free share blackout periods (see point 2.2.3); and
–if designated by the Company on a case-by-case basis, designated blackout periods (see point 2.2.2).
•“occasional insiders”: insiders who, due to the nature of their function or position, have access to inside information of the Group related to a specific project. They consist of insiders designated by the Company from time to time. These insiders are subject to, among other restrictions:
–designated blackout periods (see point 2.2.2); and
–if employees of the Group, free share blackout periods (see point 2.2.3).
All other insiders are subject to the other restrictions of the Policy and, to the extent they are employees of the Group receiving free shares of the Company, free share blackout periods.
1.3Duties to Abstain
KEY POINTS:
Insiders must refrain from each of the below actions in accordance with this Policy:
•engaging or attempting to engage in the purchase or sale of Company securities or the securities of any other publicly traded company when they are in possession of inside information;
•disclosing or attempting to disclose the inside information, outside the normal scope of their work, profession or duties;
•recommending or attempting to recommend that another person purchase or sell securities; and
•using or communicating a recommendation or encouragement made by an insider, if the person knows or ought to know that it is based on inside information.
These obligations to abstain cease once the information has been made public in the methods set forth in point 1.1.
(1)    This is a French law concept, but generally aligns with the definitions of Controlled Persons and Controlled Entities. These include the following: unseparated spouse and officially-recognized partner, dependent children, those under parental authority or habitually or alternately resident at the place of domicile, relatives or similar resident at the domicile for at least one year, French or foreign legal entities, trusts or partnerships, whose managerial responsibilities are assured by a person exercising managerial responsibilities or by one of the persons specified above; or that is controlled, directly or indirectly by said person or by any of the persons specified above; or which has been established to the benefit of said person or any of the persons specified above; or whose economic interests are substantively equivalent to those of said person or those of any of the persons specified above.

Exhibit 19.1
1.4Sanctions Incurred
KEY POINTS:
Breach of the rules of abstention set out above may constitute insider trading or an insider crime that may be sanctioned as follows:
EU Regulations
•a financial penalty of up to €100 million or ten times the profit made,(2) or
•a penalty of five years’ imprisonment. (3)
US Regulations
•fines and other financial penalties; or
•imprisonment, if in a criminal proceeding.
2.DUTIES OF THE INSIDER
2.1General Duties When in Possession of Inside Information
2.1.1.Abstention from trading in securities
KEY POINTS:
All insiders must refrain from transactions in Company securities while in possession of inside information. Additionally, even if not in possession of inside information, insiders subject to scheduled blackouts or designated blackouts pursuant to this Policy must refrain from these actions during the scheduled blackout or designated periods applicable to them (see points 2.2.1 and 2.2.2)(4):
2.1.1.1.Covered Transactions
During scheduled blackout or designated periods applicable to them, and otherwise while in possession of inside information, insider may not carry out the following transaction:
•purchases of Company securities;
•contributions of Company securities;
•exercises of Company stock options;
•exercises or conversions of Company equity-linked securities (including warrants);
•sales of Company securities;
•gifts of Company securities;
•subscriptions of Company securities;
•sales of units of FCPE (collective employee shareholding plan) invested in Company shares, and other transactions in Company securities in retirement savings plans;
•transactions in any Company dividend reinvestment program;
•forward purchases and sales of Company securities; and
•cancellation or modification of orders already made when in possession of inside information.
2.1.1.2.Excepted Transactions
Insiders may engage in the following excepted transactions in Company securities even during blackout periods applicable to them or while in possession of inside information:
•changes in the form of beneficial ownership: the transfer of Company securities to an entity not involving a change in the insider’s beneficial ownership of the shares, such as to a trust of which the insider is the beneficiary during his/her lifetime; and
•certain transactions in any Company dividend reinvestment programs: the purchase of Company shares resulting from a periodic contribution pursuant to an election made at the time of enrollment or resulting from the reinvestment of dividends paid on Company shares.
2.1.1.3.Trading Plans
U.S. regulations provide for an affirmative defense to insider trading if a trade is made by an insider according to a written plan that complies with SEC Rule 10b5-1. A Rule 10b5-1 plan is a written trading plan, which specifies in advance the share price, trade amount, and transaction dates, entered into by a Company insider in advance of becoming aware of any material non-public information. Rule 10b5- 1 plans are subject to strict and numerous SEC requirements and the pre-approval by the Company’s Legal Department. There is no equivalent affirmative defense to insider trading under French law, notwithstanding the existence of a Rule 10b5-1 plan or other written trade plan.
(2)    Article L. 621-15 of the Monetary and Financial Code: insider trading, AMF (financial penalty of 100 million euros).
(3)    Article L. 465-1 of the Monetary and Financial Code: insider trading, criminal sentence (fine of 100 million euros + 5 years imprisonment).
(4)    Articles 8, 10 and 14 of Regulation (EU) No. 596/2014.

Exhibit 19.1
Rule 10b5-1 trading plans are subject to strict and numerous SEC requirements and Company Legal Department approval. Company insiders must contact the Legal Department if they are considering entering into a Rule 10b5-1 plan.

2.1.2.Keeping Inside Information Confidential
KEY POINTS:
If in possession of inside information, an insider must, in order to keep it confidential and until such time as it should be made public:
•refrain from disclosing it or attempting to disclose it outside the normal scope of duties; and
•limit access to it.
2.1.2.1.Abstention from Disclosing or Attempting to Disclose Insider Information
As specified under point 1.3, an insider must refrain from disclosing or attempting to disclose any inside information to a person outside the scope of his work, profession or duties.
All persons in possession of inside information must refrain from reporting it to anyone, including those working in the group, outside the normal scope of the exercise of their duties within the Group. They must specifically refrain from reporting it to those close to the insider, such as his/her spouse, family members and friends. It is important to comply scrupulously with this rule of confidentiality as a breach may constitute insider trading or crime resulting in heavy fines being levied against the perpetrator (see point 1.4).
2.1.2.2.Limitation to Access to Inside Information
To ensure that it remains confidential, persons needing access to inside information must only be those who need to know in order to go about their duties within the Group. In this connection, as regards their respective competences, the general management, service departments regularly dealing in inside information or those responsible for specific operations constituting inside information, must:
•verify the computer rights to access files containing, or which may contain, inside information;
•limit the number of participants in meetings during which inside information may be discussed; and
•if involved in an operation constituting inside information, assign a code name to the operation and have confidentiality commitments signed by all insiders, even if third parties to the Group, involved in the operation.
Moreover, these same persons, as well as insiders, must:
•verify the addressees of e-mails containing, or which may contain, inside information;
•specify in each written exchange concerning, or which may concern, inside information, the confidential nature of the information; and
•if involved in an operation constituting inside information, sign confidential commitments indicating the nature of inside information and the corresponding obligation of abstention, and use the code name assigned to the operation.
2.2Prohibition of Trading on Securities During Blackout Periods
2.2.1.Scheduled Blackout Periods
KEY POINTS:
All permanent insiders and financial insiders must refrain from carrying out transactions in Company securities listed in point 2.1.1.1 during the following periods:
•the 30-calendar-day period preceding the date of publication of the annual or half- yearly results press release.
•the 15-calendar day period preceding the release of the quarterly financial information.
Trading in the Company's securities is authorized as of the day following the publication of the applicable annual, half-yearly or quarterly financial information (assuming that this does not fall within a designated blackout period to which the insider is subject (see point 2.2.2) and, more generally, as long as the insider does not in any case continue to have inside information).
This period of abstention is generally referred to as a “scheduled blackout period.” Transactions in point 2.1.1.2 are not prohibited during scheduled blackout periods.
2.2.2.Designed Blackout Periods
KEY POINTS:
In addition to scheduled blackout periods, during certain periods preceding certain material disclosures to be made by the Company, certain insiders (referred to above as “occasional insiders”) may be prohibited from carrying out transactions in Company securities, based on their having or being deemed to have inside information that may grant them an advantage over the general public, such as information relating to a material pending transaction. This period of abstention is generally referred to as a “designated blackout period.” Transactions in point 2.1.1.2 are not prohibited during designated blackout periods. If the Company declares a designated blackout, the Legal Department will inform all occasional insiders subject to the blackout when the designated blackout period begins and ends.

Exhibit 19.1
2.2.3.Legal Blackout Periods in the Event of the Sale of Free Shares
KEY POINTS:
Pursuant to French law, there are specific blackout periods for the sale of free shares applicable to all employees of the Group (regardless of whether they are permanent insiders, financial insiders or occasional insiders) to whom free shares of the Company have been allocated.
Regardless of whether they have inside information, all insiders who are employees of the Group to which free shares of the Company have been allocated by the Company shall refrain from selling such free shares during a period beginning 30 calendar days before and ending on the day of the Company’s publication (pursuant to methods set forth in point 1.1) of the press release on the annual or half-yearly financial statements results. This restriction does not apply to non-sale (e.g., purchase, grant of free shares…) transactions in Company free shares or transactions in other Company securities.
2.3Pre-Clearance Requirements
KEY POINTS:
All permanent insiders are required to obtain the advance approval of the Legal Department before effecting transactions in the Company’s securities set forth in point 2.1.1.1 of this Policy. This is required regardless of whether the transaction is for the individual’s own account, one over which he or she exercises control (such as via a Controlled Person or a Controlled Entity) or one in which he or she has a beneficial interest. Transactions in point 2.1.1.2 are not subject to this pre-clearance requirement.
Permanent insiders should submit a request for pre-clearance to the Legal Department at least two trading days in advance of the proposed transaction, by completing the Approval Form. The Approval Form currently in effect is attached hereto for convenience; the Legal Department reserves the right to modify the Approval Form from time to time. The Legal Department will record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading four trading days following the day on which it was granted. If the transaction does not occur during this period, pre-clearance of the transaction must be re-requested. Approval will generally be granted only for trades occurring outside of any blackout period to which the insider is subject.
2.4Post-Transaction Duties of Information in the Event of Securities Transactions
All securities transactions set out in both points 2.1.1.1 and 2.1.1.2 of this Policy are subject to certain post-transaction information obligations under French regulations. For the avoidance of doubt, this requirement applies to nearly all transactions in Company securities, including those pursuant to 10b5-1 plans and those that are otherwise exempt from the abstention from trading and pre-clearance requirements in points 2.1 and 2.3.
2.4.1.Transactions Carried Out By Company Representatives, “Section 16 Officers,” “Senior Managers” or Persons Closely Linked to Them

KEY POINTS:
Reporting insiders or “PDMR” under French law must inform the AMF and the Company of any transaction(5) they implement, or which is implemented on their behalf, in connection with the financial instruments issued by the Company or related financial instruments. However, transactions do not need to be declared if they are implemented for an accumulated amount of no more than €20,000 for the current calendar year (which amount, if updated pursuant to French regulation, will be reflected in a notice by the Legal Department to insiders required to make such reports).
This information must be given in the three business days following the transaction to the AMF and the Company. For the Company, the information is sent by e-mail to the Company (see point 3.2). The Company has drawn up a list of “reporting insiders” as set forth in point1.2, who are subject to the obligation to declare their transactions on securities. To this end, members of the board of directors of the Company and the general management and “Senior Managers” must provide the Company with a list of persons who are closely linked to them and notify these persons that they are subject to the same obligation. They must keep a copy of this notification.
Managers representing DBV Technologies must, on their part, regardless of this communication, after carrying out a transaction subject to notification to the AMF, duly inform the Company’s Legal Department as quickly as possible, so that the Legal Department may transmit the information to the directors of the Company during the next board meeting.

“Section 16 officers” designated by the board of directors must inform the Company and the U.S. Securities and Exchange Commission of any transaction they implement, or which is implemented on their behalf, in connection with the financial instruments issued by the Company or related financial instruments. Applicable transactions must be reported to the SEC within two trading days following the transaction.
2.4.2.Transactions Implemented by Insider Not Included on the List Envisaged Under Point 2.4.1
Insiders not included on the list as under point 2.4.1 are not required to inform the Company of all transactions. However, if in doubt, before carrying out a transaction, it is strongly recommended to consult the Legal Department (see point 3.2).
(5)    The transactions concerned are transactions envisaged by Articles 19 of EU Regulation 596/2014 and 10 of the Delegated Regulation 2016/522.

Exhibit 19.1
2.5General Trading Prohibitions

Given heightened liability risks, insiders are prohibited from engaging in certain types of transactions under this Policy, regardless of whether they have inside information, are subject to a blackout period or would otherwise be required to pre-clear or report the transaction.
•Margin accounts and pledges: If a person purchases securities on margin or pledges them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when the person is aware of inside information or otherwise are not permitted to trade in Company securities. Thus, an insider may not purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan.
•Hedging: Certain forms of hedging or monetization transactions allow a person to continue to own a covered security, but without the full risks and rewards of ownership. Such transactions may use methodologies or financial instruments including, but not limited to, puts, calls, collars, prepaid variable forward contracts and exchange funds. Thus, an insider may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
•Publicly-Traded Options: A transaction in options is, in effect, a bet on the short-term movement of Company securities and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives. Therefore, transactions in puts, calls or other derivative securities of the Company, where on an exchange or in any other organized market, are prohibited.
•Standing Orders: A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the holder with no control over the timing of the transaction. Such transactions, carried out by a third party on an insider’s behalf when the insider is aware of inside information, may result in unlawful insider trading. Thus, an insider may not enter into a transaction pursuant to a standing order, which does not meet the standards of a 10b5-1 plan, unless of limited duration, cancelable, and immediately canceled upon the beginning of any blackout period to which the insider is subject.
2.6Loss of Insider Status
A representative or employee of the Group may remain subject to the requirements of this Policy even after ceasing to be a representative or employee. Upon loss of status as a representative or employee, such former representative or employee must continue to comply with all requirements of this Policy applicable to insiders, other than the post-transaction reporting requirements in point 2.4, until the later of (i) publication of inside information as per point 1.1 or (ii) the end of any scheduled blackout period or designated blackout period to which the insider was otherwise subject at the time he/she lost such status.
3.PREVENTION TOOLS IMPLEMENTED BY THE COMPANY
3.1Scheduled Blackout Periods
KEY POINTS:
Each year, the Company uploads a schedule of scheduled blackout periods to the DBV TECHNOLOGIES intranet. This gives provisional dates for the publication of annual and half-yearly results and quarterly financial information for permanent insiders and financial insiders. This schedule will be uploaded, at the latest during the last month prior to the opening of a new Company year and, if applicable, updated if a publication date changes.
3.2Procedure for Consulting with the Legal Department
KEY POINT:
Even if an insider is not required to receive pre-clearance for a transaction (see point 2.3), before carrying out transactions on DBV TECHNOLOGIES securities (particularly if in difficulty or any doubt as to the nature of information in his possession or whether or not said information is public), it is strongly recommended that you consult the Company’s Legal Department.
The Legal Department may be reached at the following email address: legal@dbv- technologies.com.
If the insider elects to use email to contact the Legal Department, the email must not include any details as to the nature of the information in question. While the Legal Department may provide advice as to the ability of the insider to trade in accordance with this Policy and applicable insider trading laws, any individual trading in the securities of the Company retains legal liability for any trades made.
The Legal Department can also be consulted to allow an insider to verify whether or not the insider can disclose or use certain types of information or to obtain an opinion on the specific procedures to be implemented to limit access to inside information. Any transmission of inside information to the Legal Department comes under the scope of normal professional activity. It does not constitute insider trading or a crime. The relevant member of the Legal Department is subject to all obligations to abstain if in possession of inside information, including that obtained under the scope of going about the Legal Department’s duties.

Exhibit 19.1
REQUEST FOR APPROVAL TO TRADE
DBV TECHNOLOGIES, S.A. (THE “COMPANY”) SECURITIES

Type of Security [check all applicable boxes]
◦Ordinary shares
◦Free shares
◦Share warrant
◦Non-employee warrant
◦Employee warrant
◦Employee share option
◦Share option
◦American Depositary Shares
◦Other (Specify: )
Number of Securities

Proposed Date of Transaction

Type of Transaction
•Share option or share/employee/non-employee warrant exercise – Exercise Price $ /share Exercise Price paid as follows:
◦broker’s cashless exchange
◦cash
◦pledge
◦other: Withholding tax paid as follows:
◦broker’s cashless exchange
◦cash
◦other:
•Purchase
•Sale
•Gift
•Entry into (or modification or termination of) 10b5-1 trading plan
•Other, including contribution (specify: )

Broker Contact Information (if applicable)
Company Name
Contact Name Telephone
Fax Account Number
Status (check all applicable boxes)
•Executive officer or Section 16 office of Group
•Board member of Group
•Other (specify: )
Filing Information (check all applicable boxes and complete blanks)
•Is a Form 144 Necessary?
Date of filing of last Form 144

•Is a post-transaction filing with the AMF (French Financial Markets Regulator) or SEC necessary? Date of filing made or to be made

I am not currently in possession of any material nonpublic information, also referred to in the Securities Trading Policy (the “Policy”) as “inside information,” relating to Company and its subsidiaries (the “Group”). I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material nonpublic information regarding the Group arises and, in the reasonable judgment of the Group, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the Regulation No 596/2014 of the European Parliament and of the council of 16 April 2014 on market abuse and its implementing regulations, and applicable U.S. securities laws and regulations regulating insider trading activities rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Signature Date Print Name
Telephone Number Where You May Be Reached

•Request Approved (transaction must be completed outside of a scheduled blackout period or designated blackout period (as defined in the Policy) in which this approval was granted and in any event within four trading days after the date on which approval is granted).
•Request Denied
•Request Approved with the following modification

Signature Date